Exhibit 8.2
July 14, 2009
HeartWare International, Inc.
205 Newbury Street
Framingham, Massachusetts 01701
Ladies and Gentlemen:
          We are acting as United States federal income tax counsel (“Tax Counsel”) for HeartWare International, Inc. (the “Company”), a Delaware corporation, in connection with the merger (the “Merger”) of Thomas Merger Sub I, Inc. (“Merger Subsidiary”), a Delaware corporation and a direct wholly-owned subsidiary of Thoratec Corporation (“Parent”), a California corporation, with and into the Company pursuant to the Agreement and Plan of Merger, dated as of February 12, 2009 (the “Merger Agreement”), among Parent, Merger Subsidiary, Thomas Merger Sub II, Inc. (“Merger Subsidiary Two”), a Delaware corporation and a direct wholly-owned subsidiary of Parent, and the Company. We have assumed that the Merger will be consummated at the Effective Time and, if applicable, the merger (the “Second Merger” and, together with the Merger, the “Mergers”) of the Company with and into Merger Subsidiary Two will be consummated at the Second Merger Effective Time, in each case, under the laws of the State of Delaware and in accordance with the terms of the Merger Agreement. Any capitalized terms used but not defined herein shall have the meaning assigned to them in the Merger Agreement.
          This opinion is being furnished in connection with the proxy statement/prospectus (as amended through the date hereof, the “Proxy Statement/Prospectus”) that constitutes part of the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) filed by Parent on the date hereof with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, with respect to the shares of common stock of Parent to be issued to the holders of shares of common stock of the Company (including common stock represented by HeartWare CHESS Depositary Interests) pursuant to the Merger.
          In our capacity as Tax Counsel, we have reviewed and, with your consent, are expressly relying upon (without any independent investigation thereof) the truth and accuracy of the statements, covenants, representations and warranties contained in, the Merger Agreement, including the tax representation letters to be delivered by HeartWare and Thoratec and any other
SHEARMAN & STERLING LLP IS A LIMITED LIABILITY PARTNERSHIP ORGANIZED IN THE UNITED STATES UNDER THE LAWS OF THE STATE OF DELAWARE, WHICH LAWS LIMIT THE PERSONAL LIABILITY OF PARTNERS

exhibits thereto, the Proxy Statement/Prospectus and such other documents and corporate records as we have deemed necessary or appropriate. We have assumed that the Mergers will be consummated in accordance with the terms of the Merger Agreement, the representations and warranties contained in the Merger Agreement were true, correct and complete when made and will continue to be true, correct and complete through the Effective Time and/or the Second Merger Effective Time, as applicable, and the parties have complied with, and, if applicable, will continue to comply with the covenants and agreements contained in the Merger Agreement. We have further assumed that the statements as to factual matters contained in the Proxy Statement/Prospectus are true, correct and complete, and will continue to be true, correct and complete through the Effective Time and/or the Second Merger Effective Time, as applicable.
          In addition, with respect to any representations and warranties in any of the foregoing documents that are made “to the best knowledge of” or are similarly qualified, we have assumed that such representations and warranties are accurate, in each case, without such qualification. If any of our assumptions described above are untrue in any material respect for any reason or if the Mergers are consummated in a manner that is different from the manner in which it is described in the Merger Agreement and/or the Proxy Statement/Prospectus, our opinion expressed below may be adversely affected and may not be relied upon.
          Based upon and subject to the foregoing, we hereby confirm that the discussion contained in the Proxy Statement/Prospectus under the caption “THE MERGER — Material U.S. Federal Income Tax Consequences,” insofar as such discussion constitutes statements of United States federal income tax law or legal conclusions, subject to the assumptions and conditions set forth therein, represents our opinion as to the material United States federal income tax consequences of the Mergers to United States holders of HeartWare common stock.
          No opinion is expressed as to any matter not specifically addressed above, including the tax consequences of the Mergers under state, local or non-United States laws and the reasonableness of the assumptions and accuracy of the representations relied upon by us in rendering the opinion described herein. Our opinion is not binding on the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. In addition, our opinion is based upon current United States federal income tax law and administrative practice and, if there are any subsequent changes in such law or practice or in the facts and circumstances surrounding the Mergers, the opinion expressed herein may become inapplicable. We undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws.
          This opinion is rendered only to you, and is solely for your use in connection with the filing by Thoratec of the Registration Statement upon the understanding that we are not hereby assuming professional responsibility to any other person whatsoever. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent, except that this opinion may be furnished or quoted to your legal counsel and to judicial regulatory authorities having jurisdiction over you, provided, however, that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law. We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration

Statement and to the references to us under the captions “THE MERGER — Material U.S. Federal Income Tax Consequences”and “Legal Matters”; however, in giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
Very truly yours,
/s/ Shearman & Sterling LLP
LMB/EDH